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                                                                  Exhibit 5.1



July 24, 2002




The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169

        RE: THE J. JILL GROUP, INC. AMENDED AND RESTATED 2001 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by The J. Jill Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 750,000 shares (the "Shares") of its common stock, par value $0.01 per share, issuable upon exercise of stock options granted or to be granted pursuant to The J. Jill Group, Inc. 2001 Amended and Restated Incentive and Non-Statutory Stock Option Plan (the "Plan").

     In arriving at the opinion expressed below, we have examined and relied on the Restated Certificate of Incorporation of the Company, as amended to date, the By-Laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company relating to the Plan and the Shares, the Registration Statement and the Plan.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

     We assume that all Shares to be issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.


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July 24, 2002
Page 2


     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, "Interests of Named Experts and Counsel."



                                  FOLEY HOAG LLP



                                  By:  /s/ DAVID R. PIERSON
                                     -----------------------------------------
                                     a Partner